Baseline Oil & Gas Announces Strategic Acquisition

SAN ANTONIO, Dec. 21, 2006 -- Baseline Oil & Gas Corp. (OTC BB: BOGA.OB), an independent oil and gas exploration and development company, announced today that it has entered into a definitive Purchase and Sale Agreement with a private company and individuals to acquire certain oil and natural gas properties in the Eliasville Field (also referred to as the Stephens County Regular Field) located in Stephens County, Texas, some 90 miles west of Fort Worth, for total consideration of $28 million. The Eliasville Field, discovered in the 1920s, produces oil from the Caddo Lime at a depth of approximately 3,300 feet. The field currently produces 660 B/d of oil and 100 Mcf/d of natural gas, resulting in 550 Boe/d of net production, with an average Net Revenue Interest ("NRI") of 81%.

There are presently 80 oil wells producing in the field, which is in active waterflood with 54 injection wells. There are 8 leases totaling approximately 4,600 acres, which are held by production. After the commencement of the waterflood in the 1970s, the field peaked at 1,500 B/d with active development and expansion of the waterflood.

Total proved reserves, as estimated by an independent petroleum engineering firm, are 3.6 million barrels, with PV10 estimated at $49.1 million. Proved developed producing reserves ("PDP") total 2.6 million barrels with PV10 estimated at $30 million. PDP reserves represent 72% of total proved reserves.

There are 21 idle wells which Baseline believes are excellent Caddo workover candidates. There is significant infill drilling potential on the acreage as well. The eastern and central leases have not been fully developed on well spacing down to 15 to 20 acres. The western leases are currently developed on 80 acre spacing or greater, providing additional increased density drilling opportunity. Presently, at least 12 infill locations have been identified on the central and eastern leases, and between 20 to 40 infill locations have been identified on the western leases.

Management is particularly excited about the significant development potential on the Eliasville acreage. The Caddo Lime is an excellent candidate for an Alkaline Surfactant Polymer ("ASP") flood, as other fields in the region have had success in increasing recoverable oil reserves through such processes.

In addition, there is shallow gas production east of the Eliasville Field, below the primary oil payzone. Both the Marble Falls and the Duffer natural gas formations are productive in the area at depths of approximately 3,500 to 4,400 feet. This gas potential has not been exploited on the 4,600 acre lease. The Barnett Shale is also present at about 4,900 feet in the area, although the productive potential of this formation has not yet been proved, and will require additional evaluation.

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The closing of this transaction scheduled to occur during the first quarter of
2007, is subject to usual and customary closing conditions, but is not subject to financing. The effective closing date is as of December 1, 2006.

Barrie Damson and Alan Gaines (Vice Chairman of Baseline) will cancel respective options owned by them, exercisable at $0.05 per share, equal to the amount of any equity or quasi-equity issued with respect to the financing of this transaction. Therefore, there will be no dilution to existing shareholders of Baseline.

Barrie Damson, Chairman of the Board and Chief Executive Officer of Baseline, stated, "This acquisition represents a strategic economic foundation from which Baseline can grow. These cash flow producing properties, which will be purchased for less than the present value of proved producing reserves, coupled with attendant meaningful upside, will enable Baseline to continue to fund our burgeoning New Albany Shale development program with Aurora Oil & Gas and El Paso Corp. Baseline will also continue to seek additional accretive opportunities, which may take the form of acquisitions and/or joint drilling ventures."

About Baseline Oil & Gas Corp.

Baseline Oil & Gas Corp. is an independent oil and gas exploration and development company. Baseline presently holds a 50% working interest in New Albany-Indiana, LLC, which has joint operating agreements with various companies in developing leases covering approximately 188,500 gross acres in the New Albany Shale play, located in the Illinois Basin of southern Indiana. In addition, Baseline Oil & Gas is actively seeking accretive mergers or acquisitions, and is also exploring various strategic joint ventures that may include the acquisition of producing and/or non-producing properties. Baseline Oil & Gas Corp. was founded in 2004 and is based in San Antonio, Texas. For more information, please visit http://www.baselineoil.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the projects of Baseline Oil & Gas Corp. will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of

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oil and gas production, changes in product prices and other risks disclosed in the annual report on Form 10-KSB of Baseline Oil & Gas Corp. filed with the U.S. Securities and Exchange Commission.

Contact:

          Baseline Oil & Gas Corp.
          Richard Cohen
          (212) 561-3626

          The Wall Street Group, Inc.
          Ron Stabiner
          (212) 888-4848